Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500

ENTERPRISE FINANCIAL REPORTS 27% INCREASE IN YEAR-TO-DATE EARNINGS PER SHARE

Wealth Management Income Increases 38% YTD
Company Announces Significant Wealth Management Acquisition

St. Louis, October 17, 2005 – Enterprise Financial Services Corp (NASDAQ:  EFSC), the parent company of Enterprise Bank & Trust, reported net income of $2.9 million or $0.27 per fully diluted share for the third quarter of 2005 versus $2.9 million or $0.28 per fully diluted share in the same quarter of 2004.  For the nine months ended September 30, 2005, the Company reported net income of $8.5 million or $0.80 per fully diluted share versus $6.4 million or $0.63 per share for the same period in 2004—a 27% increase.

“We remain pleased with our company’s progress in both lines of business,” said Kevin Eichner, president and CEO of Enterprise Financial.  “The banking business is healthy and growing and we are especially excited about the potential of our recently announced acquisition of the Millennium Brokerage Group to enhance our Wealth Management fee income and profitability.”

Enterprise Financial announced last week the acquisition of the Millennium Brokerage Group, a highly regarded life insurance advisory and brokerage operation headquartered in Nashville, Tennessee with thirteen offices supporting operations in forty-nine states (see press release issued 10/13/05).  The company previously announced its expectation for the Millennium acquisition to be accretive to earnings per share by $0.10 - $0.14 in 2006.

For the third quarter of 2005, the company’s net interest rate margin improved to 4.03% from 3.85% in the same quarter of 2004.  Driving this improvement was a 121 basis point increase in the yield on earning assets, and an increasing benefit from non-interest bearing deposits and equity, partially offset by a 129 basis point increase in the cost of interest-bearing liabilities.  Approximately 59% of the loan portfolio (including impact of interest rate swaps) floats with the prime rate.

Net interest income increased $1.8 million or 19% in the third quarter of 2005 versus 2004.  Portfolio loans were up $78 million or 12% annualized for the year from December 31, 2004 and were up $103 million from the prior year.  During the third quarter, portfolio loans grew by $18 million.  Total deposits grew $27 million during the third quarter and year-to-date were up $83 million or 12% annualized.  A key indicator of the Company’s success is the ratio of non-interest bearing deposits to total deposits.  This ratio remained at a high level of 20% as the company continued to protect its core funding advantages.

Asset quality continues to be a major attribute of Enterprise.  The company experienced net charge-offs of only $10,000 during the third quarter of 2005 versus net charge-offs of $107,000 for the same period last year.  Year-to-date, the company reported net loan recoveries of $83,000 versus net charge-offs of $586,000 in the same period in 2004, a positive variance of $669,000.  Loan loss provision in the third quarter of 2005 was $408,000, compared to $100,000 in the same quarter last year due to higher loan growth in the quarter.  Nonperforming loans were $1.8 million or 18 basis points of total loans at September 30, 2005 versus 20 basis points at both September 30, 2004 and December 31, 2004.  The allowance for loan losses represented 1.35% of loans at September 30, 2005.  This compares to 1.30% at year end 2004 and 1.31% one year ago.

The Company’s Wealth Management business continued its advance.  Wealth Management income increased 36% from $1.1 million in the third quarter of 2004 to $1.5 million in the third quarter of 2005.  Year-to-date, Wealth Management income is up $1.2 million or 38%.  Approximately $428,000 of the year-to-date increase over the prior year came from the Company’s new Wealth Products Group that was launched in March of 2004.  This number is expected to grow materially in the future as a result of the addition of Millennium to this business segment.  Assets under administration were $1.5 billion at September 30, 2005, a 15% increase over December 31, 2004.

A rising earnings credit rate on commercial accounts offset by increased account activity resulted in deposit service charges remaining basically unchanged in the third quarter as compared to the same quarter in 2004.  Higher production activity led to an increase in mortgage gains from $9,000 in third quarter 2004 to $145,000 in third quarter 2005.  The Company sold a foreclosed real estate property during the third quarter 2005 for a gain of $91,000 and the Company recorded $85,000 in losses on the sale of securities during the third quarter, versus $125,000 in gains for the same quarter in 2004.  In both cases, the securities were sold to assist in repositioning the balance sheet for the anticipated interest rate environment.

Noninterest expenses increased from $7.1 million in the third quarter of 2004 to $8.5 million in the same quarter of 2005.  The increase in expense during the third quarter of 2005 was due primarily to the company’s new long term incentive plan and related expensing of Restricted Stock Units, higher bonus and 401K match expense related to the Company’s annual performance incentive program, more competitive director compensation levels, higher commission expenses due to related revenues in Wealth Management, and higher professional fees associated with Sarbanes Oxley Section 404 compliance and acquisition activities.  For the nine months ended September 30, 2005, the efficiency ratio was 62.6%, versus 66.0% for the same period in the prior year.

“Our people continue to perform at an admirable level in a tough competitive environment.  Our  ‘fewer but better’ model of human resource deployment is consistently driving our productivity increases – something we see as essential for the long term,” commented Eichner.

The Company’s effective tax rate for the quarter ended September 30, 2005 was 36.1% versus 30.6% for the same quarter last year.  The 2004 tax rate was lower due to a $241,000 reversal of deferred tax valuation allowance recorded in the third quarter of 2004.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.  The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

Please refer to the Consolidated Financial Summary attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements.  Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2004 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

	For the Quarter Ended September 30		For the Nine Months Ended September 30

($ in thousands, except per share data)	2005	2004	2005	2004

INCOME STATEMENTS
Total interest income	$17,611	$12,550	$48,497	$35,195
Total interest expense	6,452	3,156	15,813	8,489

Net interest income	11,159	9,394	32,684	26,706
Provision for loan loss	408	100	1,420	1,437

Net interest income after provision for loan losses	10,751	9,294	31,264	25,269
NONINTEREST INCOME
Deposit service charges	533	532	1,553	1,529
Wealth Management income	1,474	1,119	4,184	3,023
Gain on sale of mortgage loans	145	9	247	219
Gain on sale of other real estate	91	—	91	—
Gain (loss) on sale of securities	(85)	125	(85)	126
Other income	119	92	348	278

Total noninterest income	2,277	1,877	6,338	5,175
NONINTEREST EXPENSE
Salaries and benefits	5,503	4,574	16,103	13,848
Occupancy	568	523	1,652	1,540
Furniture and equipment	212	176	572	534
Other	2,242	1,783	6,086	5,133

Total noninterest expense	8,525	7,056	24,413	21,055

Income before income tax	4,503	4,115	13,189	9,389
Income taxes	1,625	1,261	4,723	3,022

Net income	$2,878	$2,854	$8,466	$6,367

Basic earnings per share	$0.29	$0.29	$0.85	$0.66
Diluted earnings per share	$0.27	$0.28	$0.80	$0.63
Return on average assets	0.98%	1.11%	1.01%	0.87%
Return on average equity	13.84%	16.51%	14.37%	12.57%
Net interest rate margin (fully tax equivalized)	4.03%	3.85%	4.13%	3.84%
Yield on earning assets (fully tax equivalized)	6.33%	5.12%	6.10%	5.04%
Cost of paying liabilities	2.94%	1.65%	2.53%	1.56%
Net interest spread	3.39%	3.47%	3.57%	3.48%
Efficiency ratio	63.45%	62.60%	62.56%	66.04%
Noninterest expense to average assets	2.92%	2.74%	2.92%	2.87%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

($ in thousands)	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004	Sep 30, 2004

BALANCE SHEETS
ASSETS
Cash and due from banks	$38,542	$35,156	$32,085	$28,324	$29,316
Interest-bearing deposits	101	94	141	156	142
Debt and equity investments	96,684	89,193	92,572	121,638	93,007
Federal funds sold	45,281	43,149	—	—	38,712
Loans held for sale	2,273	3,996	4,180	2,376	1,599
Portfolio loans	976,804	958,878	972,802	898,505	874,092
Less allowance for loan losses	13,168	12,769	12,639	11,665	11,441

Net loans	963,636	946,109	960,163	886,840	862,651

Premises and equipment, net	10,098	9,556	8,413	8,044	7,071
Goodwill	1,938	1,938	1,938	1,938	1,938
Other assets	11,289	11,331	11,090	10,634	11,954

Total assets	$1,169,842	$1,140,522	$1,110,582	$1,059,950	$1,046,390

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$206,724	$199,136	$190,667	$197,283	$184,426
Interest bearing deposits	816,241	796,548	746,126	742,345	752,509

Total deposits	1,022,965	995,684	936,793	939,628	936,935
Subordinated debentures	20,620	20,620	20,620	20,620	20,619
FHLB advances	28,749	30,564	68,879	10,299	11,413
Federal funds purchased	—	—	—	6,333	—
Other borrowings	6,975	7,230	2,303	3,532	430
Other liabilities	7,036	5,984	5,263	6,812	5,947

Total liabilities	1,086,345	1,060,082	1,033,858	987,224	975,344
Shareholders’ equity	83,497	80,440	76,724	72,726	71,046

Total liabilities and shareholders’ equity	$1,169,842	$1,140,522	$1,110,582	$1,059,950	$1,046,390

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

	For the Quarter Ended

($ in thousands, except per share data)	Sep 30, 2005	Jun 30, 2005	Mar 31, 2005	Dec 31, 2004	Sep 30, 2004

EARNINGS SUMMARY
Net interest income	$11,159	$11,002	$10,522	$10,018	$9,394
Provision for loan losses	408	226	786	775	100
Wealth Mangement income	1,474	1,487	1,223	1,283	1,119
Noninterest income	803	738	614	663	758
Noninterest expense	8,525	8,171	7,717	8,276	7,056
Income before income tax	4,503	4,830	3,856	2,913	4,115
Net income	2,878	3,141	2,447	1,846	2,854
Diluted earnings per share	$0.27	$0.29	$0.23	$0.18	$0.28
Return on average equity	13.84%	16.01%	13.23%	10.15%	16.51%
Net interest rate margin (fully tax equivalized)	4.03%	4.19%	4.18%	3.85%	3.85%
Efficiency ratio	63.45%	61.78%	62.44%	69.17%	62.60%
MARKET DATA
Book value per share	$8.26	$8.00	$7.65	$7.44	$7.30
Market value per share	$21.22	$23.65	$19.00	$18.50	$14.60
Period end common shares	10,111	10,056	10,032	9,778	9,732
Average basic common shares	10,083	10,046	9,922	9,747	9,724
Average diluted common shares	10,782	10,676	10,521	10,224	10,074
ASSET QUALITY
Net charge-offs (recoveries)	$10	$96	$(188)	$551	$107
Nonperforming loans	$1,777	$2,136	$3,134	$1,826	$1,722
Nonperforming loans to total loans	0.18%	0.22%	0.32%	0.20%	0.20%
Allowance for loan losses to total loans	1.35%	1.33%	1.30%	1.30%	1.31%
Net charge-offs (recoveries) to average loans (annualized)	0.00%	0.04%	(0.08)%	0.25%	0.05%
CAPITAL
Average equity to average assets	7.12%	7.07%	6.98%	6.62%	6.72%
Tier 1 capital to risk-weighted assets	10.29%	10.14%	9.73%	9.94%	9.89%
Total capital to risk-weighted assets	11.54%	11.39%	10.98%	11.19%	11.14%
AVERAGE BALANCES
Portfolio loans	$968,802	$963,570	$932,910	$872,700	$856,221
Earning assets	1,114,508	1,067,366	1,034,525	1,047,990	983,331
Total assets	1,159,341	1,113,075	1,075,724	1,092,674	1,022,998
Deposits	1,012,070	942,466	919,910	977,359	904,583
Shareholders’ equity	82,495	78,701	75,037	72,345	68,769
LOAN PORTFOLIO
Commercial and industrial	$263,286	$264,451	$278,752	$253,594	$250,029
Commercial real estate	363,566	352,005	356,670	328,986	311,107
Construction real estate	128,444	134,459	132,297	127,180	117,251
Residential real estate	177,948	168,315	162,111	149,293	153,999
Consumer and other	43,559	39,649	42,972	39,451	41,705

Total loan portfolio	$976,804	$958,878	$972,802	$898,505	$874,092
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$206,724	$199,136	$190,667	$197,283	$184,426
Interest-bearing transaction accounts	85,824	86,815	91,512	85,523	77,952
Money market and savings accounts	450,107	449,793	429,102	436,259	438,670
Certificates of deposit	280,310	259,940	225,512	220,563	235,887

Total deposit portfolio	$1,022,965	$995,684	$936,793	$939,628	$936,935